PRESS RELEASE         Exhibit 99.1
For Immediate Release
Astronics Acquires Mass Transit Test Solution Provider Diagnosys Test Systems
Provides engineering scale, broader range of solutions and strong market position in expanding mass transit opportunity
EAST AURORA, NY, October 4, 2019 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for the global aerospace, defense, and other mission critical industries, announced today that it has acquired the primary operating subsidiaries from mass transit and defense market test solution provider, Diagnosys Test Systems Limited (Diagnosys). Diagnosys is a developer and manufacturer of comprehensive automated test equipment (ATE) providing test, support, and repair of high value electronics, electro-mechanical, pneumatic and printed circuit boards focused on the global mass transit and defense markets.
Astronics has acquired 100% of the equity of the three primary operating subsidiaries of Diagnosys, which are Diagnosys Holdings, Inc., Diagnosys Ferndown Limited and Diagnosys Electronics (I) Private Limited for $7 million in cash. The terms of the acquisition allow for a potential earn-out of up to an additional $13 million over the next three years based on achievement of new order levels of over $70 million during that period.
Peter J. Gundermann, Chairman, President, and Chief Executive Officer commented, “Diagnosys is a leader in test solutions with a heavy focus on mass transit and defense markets, which is very much aligned with the strategy of our Test segment. The acquisition gives us a strong position in the growing mass transit test market as well as providing component-level solutions to our aerospace & defense test business. We expect that the company’s advanced technologies and customer base will provide us opportunities for continued growth into mission-critical test markets by enabling us to offer a broader range of solutions to our customers. We are pleased to welcome the employees of Diagnosys to the Astronics family.”
The acquired business has operations in Westford, Massachusetts as well as Ferndown, England, and an engineering center of excellence in Bangalore, India. Diagnosys has approximately 120 employees. Founded in 2008, the company offers complete ATE and bench test equipment solutions for support and maintenance of high value electronic circuit boards and modules in mission-critical reliability sectors. Diagnosys also provides an extensive range of service capabilities, including the overhaul and repair of electronics systems. Sales for the trailing twelve months ended September 30, 2019 were approximately $9.0 million.
ABOUT ASTRONICS CORPORATION
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics.
For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the ability of the Company to advance its Test business into a broader market with the acquisitions’ advanced technology and customer base, and margins to expand with growth, the success of the Company achieving its sales expectations, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
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Company Contact        Investor Relations
David C. Burney         Deborah K. Pawlowski
Chief Financial Officer, Astronics Corporation    Investor Relations, Kei Advisors
david.burney@astronics.com        dpawlowski@keiadvisors.com
+1.716.805.1599       +1.716.843.3908